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                                                                     EXHIBIT 5.1


                  [LETTERHEAD OF FULBRIGHT & JAWORSKI L.L.P.]



September 30, 1996


UTI Energy Corp.
Suite 112
485 Devon Park Drive
Wayne, Pennsylvania 19087

Gentlemen:

         We have acted as counsel for UTI Energy Corp., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933 of 901,600 shares of the Company's common stock, $.001 par value (the "Shares"), 486,600 shares of which are to be offered upon the terms and subject to the conditions set forth in the Company's 1993 Non-Qualified Stock Option Plan (the "1993 Plan"), 15,000 shares of which are to be offered upon the terms and subject to the conditions set forth in the First Amendment to Termination Agreement and Release (the "Termination Agreement") dated August 23, 1996, between the Company and Eddie L. Nowell, 300,000 of which are to be offered upon the terms and subject to the conditions set forth in the Company's 1996 Employee Stock Option Plan (the "1996 Plan"), and 100,000 of which are to be offered upon the terms and subject to the conditions set forth in the Company's Non-Employee Director Stock Option Plan.

         In connection therewith, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Restated Certificate of Incorporation of the Company, as amended, the amended Bylaws of the Company, the 1993 Plan, the Termination Agreement, the 1996 Plan, the Director Plan, the records of relevant corporate proceedings with respect to the offering of the Shares and such other documents and instruments as we have deemed necessary or appropriate for the expression of the opinions contained herein. We also have examined the Company's Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission with respect to the Shares.

         We have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to original documents of all records, certificates and other instruments submitted to us as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to us as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined.

         Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Shares have been duly and validly authorized for issuance and, when issued in accordance with the terms of the 1993 Plan, the Termination Agreement, the 1996 Plan or the Director Plan, as the case may be, will be duly and validly issued, fully paid and nonassessable.

         The opinions expressed herein relate solely to, are based solely upon and are limited exclusively to the laws of the State of Delaware and the federal laws of the United States of America, to the extent applicable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Item 5. Interests of Named Experts and Counsel" in the Registration Statement.

                                        Very truly yours,

                                        /s/ Fulbright & Jaworski L.L.P.

                                        Fulbright & Jaworski L.L.P.